                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

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          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
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
[ ]  Preliminary Proxy Statement
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[X]  Definitive Additional Materials
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

                             TROVER SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[TROVER LOGO]




DEAR SHAREHOLDERS:

In order to meet your investment objectives, we, the employees of Trover Solutions, are focused on two important goals. We need to demonstrate the ability to grow earnings with new products and to penetrate new markets with our portfolio of claims recovery services. Second, and closely related to earnings growth, we need to increase the capital base of the Company to provide you with a larger market capitalization and greater liquidity.

Here is how we intend to accomplish these goals.

In 2001, we introduced two new and important initiatives to drive growth in revenue. We announced TransPaC Solutions, our branded subrogation service for the property and casualty (P&C) insurance industry. We intend to leverage our expertise in a very large market that is not currently served by companies like TROV. We estimate total subrogation recoveries in the P&C industry to be 5 to 8 times larger than the health insurance/benefits industry. While we do not expect the same penetration rate in the P&C industry as we have enjoyed in healthcare, I certainly believe we have an opportunity to double our annual recoveries over the next five to 10 years.

Last year, we also announced Troveris, our branded software application for internal subrogation departments - for both the healthcare and the P&C industries. Troveris is a web-enabled application offered under an "ASP" business model. That is, software fees to customers will be based on usage, and we will deliver the software and data through the Internet. However, the real thrust of our Troveris strategy is to sell unbundled services to those insurers that do not want full, turnkey outsourcing. The level of interest in Troveris is very encouraging, and we look forward to announcing our first account soon.

Because these new products are not exclusively healthcare and not exclusively recovery services, we thought it time to call our company something more descriptive and to position it differently in the investment community. Our new name, Trover Solutions, Inc. is apt. Under old English common law, "trover" was a legal action taken to recover property wrongfully taken. Trover, in turn, derives from the French verb, trouver, "to find." We hope you like it, and I invite you to visit our web site at www.troversolutions.com.

Not only have we invested in product development, we have made a substantial investment in sales and client service resources in the past two years. We currently have eight full-time sales executives (five supporting Healthcare Recoveries, three supporting TransPaC Solutions, and all eight supporting Troveris.) Our entire Client Solutions team of over 40 specialists and managers is experienced and well-trained in our products, and they are provided with significant financial incentives to bring in new accounts and to cross sell to current customers.

We also want to drive the revenue line and capital base by acquisitions that focus primarily on adding product to our portfolio of services. We currently have available about $30 million for acquisitions from our senior credit facility. New acquisition accounting rules have eliminated both "pooling of interests" and mandatory amortization of goodwill, and cash acquisitions have become relatively more attractive from an earnings standpoint to you, the shareholder. However, our discipline in evaluating acquisition candidates focuses on both EPS effects and cash-on-cash rates of return vs. our cost of capital.

Most of the opportunities we see are "make/buy" decisions. A well-structured acquisition brings us necessary domain expertise and a critical mass of customers that otherwise takes time and money to create. Our 1999 acquisition of Medcap Medical Cost Management, Inc. is an excellent example of this strategy. If we are unable to buy new products, then you should expect us to make relatively modest development expenditures to create new products for our customers. We are also open to competitor acquisitions that would allow us to further leverage our support structure.

Our regulatory filings provide you with a great deal of analysis regarding the risks of owning our shares, and I encourage you to read and understand those risks. However, I want you to know the issues I focus on most as CEO of TROV.

1. Execution of the marketing strategy for TransPaC Solutions and Troveris. These are developing concepts, especially our notion that Troveris will be a driver for the sale of unbundled subrogation services. Nevertheless, our management team is confident that these products are winners. We think it's not a question of "if," but of "when." The sales of new products are very difficult to forecast, but the feedback we are getting from prospects is quite encouraging.

2. Conversion of healthcare subro operations to Troveris. Healthcare subro is now performing at our long-term historical standards, and we expect the new Troveris software to contribute to our productivity in the future. However, any conversion to a complex, new computer application is risky. I meet bi-weekly with the senior and middle managers responsible for the conversion, and their planning and execution to date have been flawless.


3. Our evolving relationship with UnitedHealth Group. United has been an "anchor" customer over the years, and our service to them has been and continues to be outstanding. However for reasons not readily apparent, they have decided that they can improve upon the subrogation processes that TROV has invented and perfected over the last 14 years. The business we have lost to date is the portion that United owns and constitutes about 5 million lives. However, the other 10 million lives we serve through the United relationship are made up of large, self-funded employers and health plans managed, but not owned, by United. We will vigorously compete with United's internal unit for this business on both price and effectiveness, and we fully intend to retain a significant portion of these accounts. We think that our customers will not be willing to risk proven results vs. undemonstrated promises in this period of rapidly rising healthcare costs.

4. Class action litigation. We have made great forward progress in this area, and I expect us to continue to do so. Please review our disclosure on these lawsuits. The probability of these risks in my view is low, but the financial consequences of a loss can be dramatic.

In closing, I would like to thank Bert Denton of Providence Capital for serving on our board this past year. Bert has decided that the press of other directorships makes it difficult for him to provide us with adequate time. Bert is a leading advocate of shareholder rights and good corporate governance, and we will miss his perspective on the interests of our shareholders. During the last year, he has been very instrumental in introducing TROV to a number of microcap value investors.

As always, Doug Sharps, our CFO, and I are interested in communicating and interacting with current and prospective shareholders. If you would like to discuss our prospects, we hope you will contact us directly.

Sincerely,


/s/ Patrick B. McGinnis
------------------------------
Patrick B. McGinnis
Chairman and CEO

April 2, 2002


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[HEALTHCARERecoveries(TM) LOGO]         [TRANS PAC SOLUTIONS(TM) LOGO]          [TROVERIS LOGO](TM)


DIRECTORS

PATRICK B. MCGINNIS
Chairman of the Board

WILLIAM C. BALLARD
Of Counsel
Greenebaum Doll & McDonald PLLC

HERBERT A. DENTON
President
Providence Capital, Inc.

JILL L. FORCE
Partner
The Allegro Group

JOHN H. NEWMAN
Senior Partner
Sidley Austin Brown & Wood LLP

LAUREN N. PATCH
President and Chief Executive Officer
WYNCOM, Inc.

CHRIS VAN ARSDEL
Independent Consultant
Technology Services





CORPORATE INFORMATION
Trover Solutions, Inc.
Investor Relations
Watterson Tower
Suite 1600
1930 Bishop Lane
Louisville, KY 40218
Phone: 502-454-1340
E-mail: InvestorRelations@troversolutions.com
Web site: www.troversolutions.com
NASDAQ: TROV




EXECUTIVE OFFICERS

PATRICK B. MCGINNIS
Chairman of the Board
Chief Executive Officer

ROBERT G. BADER, JR.
EVP - Healthcare Recoveries Division
Overpayments & Provider Bill Audit Operations

MARK J. BATES
SVP - Troveris Division
Software Services

TIMOTHY E. CAHILL
SVP- Corporate
Sales, Marketing & Corporate Client Solutions

ROBERT L. JEFFERSON
SVP - TransPaC Solutions Division

DEBRA M. MURPHY
EVP - Healthcare Recoveries Division
Subrogation Operations

DOUGLAS R. SHARPS
EVP - Corporate
Finance and Administration
CFO & Secretary

TRANSFER AGENT
National City Bank
P.O. Box 92301
Cleveland OH 44193-0900
(800) 622-6757

INDEPENDENT AUDITORS
PricewaterhouseCoopers, LLP

ANNUAL MEETING
May 10, 2002, 9:30 a.m. EST
Watterson Tower
12th Floor
1930 Bishop Lane
Louisville, KY 40218

[TROVER LOGO]